Exhibit 5.1

Paris, May 24, 2011

TOTAL S.A.

2, place Jean Millier

La Défense 6

92400 Courbevoie

France

Total Capital Canada Ltd.

2900, 240 – 4th Avenue S.W.

Calgary, Alberta, T2P 4H4

Canada

Dear Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended (the “Act”), of $1,000,000,000 principal amount of floating rate notes due 2013 (the “Notes”) of Total Capital Canada Ltd., a corporation incorporated under the laws of Alberta, Canada (“Total Canada”), and the related guarantee of the Notes (the “Guarantee”) by TOTAL S.A., a société anonyme organized under the laws of France (“TOTAL”), I, as General Counsel of TOTAL, have examined such corporate records, certificates and other documents and such questions of law as I have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, I advise you that, in my opinion:

(1)	TOTAL is a société anonyme duly incorporated and validly existing under the laws of the Republic of France;

(2)	when (i) the Indenture relating to the Notes has been duly authorized, executed and delivered, (ii) the Notes have been duly executed and authenticated in accordance with such Indenture, (iii) the text of the Guarantee related to the Notes has been endorsed on the Notes as contemplated in such Indenture, and (iv) the Notes have been issued and sold as contemplated in the Registration Statement, the Guarantee related to the Notes will constitute a valid and legally binding obligation of TOTAL.

The foregoing opinion is limited to the laws of the Republic of France in force on this date and I am expressing no opinion as to the effect of the laws of any other jurisdiction. I understand you are relying as to all matters governed by the laws of the State of New York upon the opinion dated the date hereof of Jonathan E. Marsh, Group U.S. Counsel to TOTAL, and as to matters governed by the laws of Canada upon the opinion dated the date hereof of Bennett Jones LLP, Canadian counsel to TOTAL and Total Canada, which opinions are being delivered to you by such counsels.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Notes and the Guarantee and to the references to me under the caption “Validity of Securities” in the Prospectus included therein. In giving such consent I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Peter Herbel
Peter Herbel
General Counsel